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                                                                     EXHIBIT 5.2


                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000
                               Fax: (212) 858-1500



                                November 16, 2000


Flextronics International Ltd.
11 Ubi Road 1, #07-01/02
Meiban Industrial Building
Singapore 408723

Ladies and Gentlemen:

     We have acted as special New York counsel to Flextronics International Ltd., a Singapore corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") in connection with the Company's offer to exchange (the "Exchange Offer") $500,000,000 aggregate principal amount of its 9.875% Senior Subordinated Notes due 2010 (the "New Dollar Notes") and Euro 150,000,000 aggregate principal amount of its 9.75% Senior Subordinated Notes due 2010 (the "New Euro Notes") for $500,000,000 aggregate principal amount of its outstanding 9.875% Senior Subordinated Notes due 2010 (the "Old Dollar Notes") and Euro 150,000,000 aggregate principal amount of its outstanding 9.750% Senior Subordinated Notes due 2010 (the "Old Euro Notes"), respectively. The Old Dollar Notes have been, and the New Dollar Notes will be, issued pursuant to an indenture dated as of June 29, 2000 (the "Dollar Indenture") between the Company and The Chase Manhattan Bank and Trust Company, N.A., as trustee (the "Dollar Trustee"), and the Old Euro Notes have been, and the New Euro Notes will be, issued under an indenture dated as of June 29, 2000 (the "Euro Indenture") between the Company and The Chase Manhattan Bank, London, as trustee (the "Euro Trustee").

     In giving this opinion, we have reviewed copies of the Dollar Indenture, the form of the New Dollar Notes contained in the Dollar Indenture, the Euro Indenture, the form of the New Euro Notes contained in the Euro Indenture, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. As to questions of fact material to this opinion, we have relied upon our review of the documents referred to above and the accuracy and completeness of the information set forth in the Registration Statement. We have undertaken no independent investigation or verification of factual matters related to this opinion. In such review, we have assumed the genuineness of all signatures, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of all such


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documents and all documents submitted to us as original documents and the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

     We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York and the United States of America. The opinions expressed herein are limited to matters governed by the laws of the United States of America, the laws of the State of New York and, with respect to the validity of the New Dollar Notes and the New Euro Notes, the laws of the Republic of Singapore. With respect to such matters involving the application of the laws of the Republic of Singapore, we have relied, with your consent, upon the opinion of even date herewith addressed to you of Allen & Gledhill, Singapore, and our opinion is subject to the same assumptions, qualifications and limitations as are contained in such opinion.

     Based upon the foregoing and the assumption that the New Dollar Notes and the New Euro Notes have been duly authorized by the Company and subject to the qualifications set forth herein, we are of the opinion that:

     1. When the New Dollar Notes are duly executed and delivered by the Company and authenticated by the Dollar Trustee in accordance with the provisions of the Dollar Indenture and delivered in exchange for the Old Dollar Notes in accordance with the Exchange Offer as described in the Registration Statement, which shall have been declared effective by the Commission, the New Dollar Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the respective terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application relating to or affecting creditors' rights, by general principles of equity (regardless of whether considered in a proceeding at law or in equity), and by an implied covenant of good faith, fair dealing and reasonableness, and such New Dollar Notes will be entitled to the benefits of the Dollar Indenture.

     2. When the New Euro Notes are duly executed and delivered by the Company and authenticated by the Euro Trustee in accordance with the provisions of the Euro Indenture and delivered in exchange for the Old Euro Notes in accordance with the Exchange Offer as described in the Registration Statement, which shall have been declared effective by the Commission, the New Euro Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the respective terms thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance other similar laws of general application relating to or affecting creditors' rights, by general principles of equity (regardless of whether considered in a proceeding at law or in equity), and by an implied covenant of good faith, fair dealing and reasonableness, and such New Euro Notes will be entitled to the benefits of the Euro Indenture.

     This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent.


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     We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the use of our name under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,


                                /s/ Winthrop, Stimson, Putnam & Roberts



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